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                                                                 EXHIBIT (23)(B)



                        CONSENT OF KPMG PEAT MARWICK LLP



BOARD OF DIRECTORS
FIRST UNION CORPORATION



     We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 (333-39515) of First Union Corporation of our report dated January 16, 1997, relating to the consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the 1996 Annual Report to Stockholders which is incorporated by reference in the 1996 Form 10-K of First Union Corporation. We also consent to the reference to our firm under the caption "Experts."



                                         KPMG PEAT MARWICK LLP



Charlotte, North Carolina
December 17, 1997